Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact:	Investor Contact:
Leslie Monreal, Director, Public Relations	Richard Garcia, Senior VP and CFO
(561) 682-4134	(561) 682-4209

PAXSON COMMUNICATIONS CORPORATION ANNOUNCES DELAWARE
COURT RULING ON SERIES B PREFERRED STOCK HELD BY NBC

(West Palm Beach, FL – May 2, 2005) — Paxson Communications Corporation (AMEX-PAX) (the “Company” or “Paxson”), the owner and operator of the nation’s largest broadcast television station group reaching 87% of U.S. households (approximately 95 million homes), announced today that on Friday, April 29, 2005, after the close of the financial markets, it received the memorandum opinion of the court in the suit filed against the Company in the Delaware Court of Chancery by NBC Universal, Inc. (“NBC”), a subsidiary of General Electric Company. As previously disclosed, in August 2004, NBC filed a complaint against Paxson seeking a declaratory ruling as to the meaning of the terms “Cost of Capital Dividend Rate” and “independent” investment bank as used in the certificate of designation of Paxson’s Series B preferred stock held by NBC. Paxson engaged CIBC World Markets Corp. to determine the adjusted dividend rate of the Series B preferred stock as of September 15, 2004, the fifth anniversary of the original issue date of the Series B preferred stock. On September 15, 2004, the annual rate at which dividends accrue on the Series B preferred stock was reset from 8% to 16.2%.

In October 2004, Paxson filed a counterclaim seeking a declaratory ruling that it was not obligated to redeem, and would not be in default under the terms of the agreement under which NBC made its initial $415 million investment in Paxson if it did not redeem, the Series B preferred stock on or before November 13, 2004, the one year anniversary of the date on which NBC delivered a notice of demand for redemption of the Series B preferred stock. Paxson and NBC each moved for summary judgment or judgment on the pleadings on all issues, and the court heard oral argument on the parties’ motions on February 14, 2005.

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Paxson Communications Corporation

601 Clearwater Park Road West Palm Beach, FL 33401 Tel: (561) 659-4122
An American Stock Exchange Listed Company Symbol PAX Webside: www.pax.tv

The court held that the dividend rate on Paxson’s Series B preferred stock should be reset to 28.3% per annum as of September 15, 2004. The adjusted dividend rate continues to apply only to the original issue price of $415 million of the Series B preferred stock, and not to accumulated and unpaid dividends, the amount of which as of December 31, 2004, would increase from $185.7 million to $200.5 million.

The court ruled in Paxson’s favor as to the independence of CIBC World Markets Corp. and certain interpretive issues relating to the dividend rate reset, and denied the motions by both NBC and Paxson for judgment on the pleadings and NBC’s alternative motion for summary judgment as to whether Paxson has an obligation to redeem the Series B preferred stock held by NBC based on NBC’s demand for redemption.

Paxson has been advised by its legal counsel that because the litigation regarding whether Paxson has an obligation to redeem the Series B preferred stock held by NBC is still pending, absent certain certifications by the court, the court’s decision regarding the dividend rate reset is not final. Paxson is evaluating the court’s memorandum opinion and the alternatives which may be available to the Company, including its rights of appeal.

Additional information as to the background of these matters is contained in Paxson’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, under “Item 1. Business – NBC Relationship” and elsewhere therein.

Forward Looking Statements
 This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include statements regarding the intentions, beliefs or current expectations of Paxson and its management. Actual results may differ materially from those predicted in Paxson’s forward-looking statements, and are subject to risks and uncertainties, including the uncertainties inherent in litigation. There can be no assurance that the results, events or developments referred to in this release will occur or be realized.

About Paxson Communications Corporation
Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system. Paxson reaches 87% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. For more information, visit Paxson’s website at www.pax.tv.

Note: Paxson distribution data provided by Nielsen Media Research.

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